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                                                                    EXHIBIT 23.2

              [LETTERHEAD OF MILLER AND LENTS, LTD. APPEARS HERE]

                                March 19, 1997

Cross Timbers Oil Company
810 Houston Street, Suite 2000
Fort Worth, TX 76102

                                            Re:  Cross Timbers Oil Company
                                                 1996 Annual Report on Form 10-K

Gentlemen:

     The firm of Miller and Lents, Ltd., consents to the use of its name and to the use of its report dated March 11, 1997, regarding the Cross Timbers Oil Company Proved Reserves and Future Net Revenue as of January 1, 1997, in the 1996 Annual Report on Form 10-K.

      Miller and Lents, Ltd., has no interests in the Cross Timbers Oil Company or in any affiliated companies or subsidiaries and is not to receive any such interest as payment for such reports and has no director, officer or employee otherwise connected with Cross Timbers Oil Company. We are not employed by Cross Timbers Oil Company on a contingent basis.

                                        Very truly yours,

                                        MILLER AND LENTS, LTD.


                                        By      P.G. VON TUNGELN
                                           -------------------------------------
                                           P.G. Von Tungeln
                                           Chairman